EXHIBIT 23.2
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             CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2005, which audit report expresses an unqualified opinion and for U.S. readers includes a Canada-United States of America reporting difference which would require an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by matters such as that described in Note 26(a) to the consolidated financial statements, appearing in the Annual Report on Form 40-F of Ivanhoe Mines Ltd. for the year ended December 31, 2004.



/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Vancouver, British Columbia, Canada
September 6, 2005